Exhibit 23.1

KPMG LLP Chartered Accountants PO Box 10426 777 Dunsmuir Street Vancouver BC V7Y 1K3 Canada	Telephone Fax Internet	(604) 691-3000 (604) 691-3031 www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Midway Gold Corp.

We consent to the use of our audit report dated February 19, 2010 with respect to the consolidated balance sheets of Midway Gold Corp. as at December 31, 2009 and 2008, and the related consolidated statements of operations, cash flows, comprehensive loss and stockholders’ equity, for each of the years in the three-year period ended December 31, 2009, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated February 19, 2010 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has insufficient funds to meet planned expenditures over the next twelve months which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

KPMG LLP (signed)

Chartered Accountants

Vancouver, Canada
February 2, 2011

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative
(“KPMG International”), a Swiss entity.
KPMG Canada provides services to KPMG LLP.